INDEPENDENT ACCOUNTANTS' CONSENT



Image Entertainment, Inc.
Chatsworth, California

We consent to incorporation by reference in the registration statements (Nos. 033-43241, 033-57336, 033-59353, 033-65121, and 333-69623) all
on Form S-8 of Image Entertainment, Inc. of our report dated February 5, 1999 relating to the balance sheet of Ken Crane's Laserdisc, a division of Ken Crane's Magnavox City, Inc., as of July 31, 1998 and the related statements of operations and divisional deficiency and cash flows for the year then ended, which report appears in the January 22, 1999 current report on Form 8-K of Image Entertainment, Inc., as amended.

                                       /S/ KPMG LLP

Los Angeles, California
March 19, 1999